Atrion Reports First Quarter Results

Diluted EPS Increased by 12%

ALLEN, TX -- (Marketwire - May 05, 2010) - Atrion Corporation (NASDAQ: ATRI) today announced that for the first quarter of 2010 diluted earnings per share were 12% higher than in the first quarter of 2009, and revenues for the quarter were up 7% compared to the first quarter of 2009.

Commenting on the Company's results for the first quarter of 2010 compared with the same period last year, Emile A. Battat, Chairman & CEO, said: "We are very pleased with the higher earnings and increased sales in the current-year period. Revenues in all of our major product categories experienced an increase of 10-14% except for our ophthalmic products revenues which declined by 10% from the high level experienced in last year's first quarter. With operating costs virtually unchanged from last year's first quarter level, operating income was up 15%. Our tax rate increased from 33.4% in last year's first quarter to 34.8% this quarter. Had the rate remained unchanged our EPS for this year's first quarter would have shown an increase of 15% rather than the reported 12% figure." Mr. Battat added "Reflecting our continued strong cash generation, cash and investments reached $29.4 million by the end of this year's first quarter, constituting a $5 million increase from the December 31, 2009 level if the year-end level were adjusted downward by the $12 million we paid out to our stockholders in January 2010 as a special cash dividend." Mr. Battat concluded, "We continue to be encouraged by our business prospects for the remainder of this year."

Atrion's revenues for the quarter ended March 31, 2010 were $26,902,000 compared with $25,047,000 in the same period in 2009. Net income in the current year quarter totaled $4,697,000 compared to $4,134,000 in last year's first quarter. On a diluted per share basis, earnings for the period increased to $2.31 as compared to $2.06 in the first quarter of last year.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding its business prospects for the remainder of 2010. Words such as "expects," "believes," "anticipates," "intends," "should," "plans", and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                            ATRION CORPORATION
                    CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)
                               (unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                       2010        2009
                                                    ----------  ----------
Revenues                                            $   26,902  $   25,047
Cost of goods sold                                      14,877      13,958
                                                    ----------  ----------
  Gross profit                                          12,025      11,089
Operating expenses                                       4,987       4,980
                                                    ----------  ----------
  Operating income                                       7,038       6,109

Interest income (expense), net                             161         102
                                                    ----------  ----------
  Income before income taxes                             7,199       6,211
Income tax provision                                    (2,502)     (2,077)
                                                    ----------  ----------
  Net income                                             4,697       4,134
                                                    ==========  ==========

Income per basic share                              $     2.33  $     2.09
                                                    ==========  ==========

Weighted average basic shares outstanding                2,018       1,974
                                                    ==========  ==========

Income per diluted share                            $     2.31  $     2.06
                                                    ==========  ==========

Weighted average diluted shares outstanding              2,030       2,003
                                                    ==========  ==========

                               ATRION CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                     Mar. 31,    Dec. 31,
ASSETS                                                 2010        2009
                                                    ----------- -----------

                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $    16,709 $    20,694
  Short-term investments                                  1,224       4,230
                                                    ----------- -----------
    Total cash and short-term investments                17,933      24,924
  Accounts receivable                                    12,889      11,026
  Inventories                                            18,149      18,675
  Prepaid expenses and other                                743         981
  Deferred income taxes                                     596         596
                                                    ----------- -----------
    Total current assets                                 50,310      56,202

Long-term investments                                    11,418      11,477

Property, plant and equipment, net                       52,062      53,141
Other assets                                             11,912      11,929
                                                    ----------- -----------

                                                    $   125,702 $   132,749
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     6,769       6,682
  Line of credit                                             --          --
  Other non-current liabilities                           9,301       9,336
  Stockholders' equity                                  109,632     116,731
                                                    ----------- -----------

                                                    $   125,702 $   132,749
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800